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                                                                    EXHIBIT 99.A


                            STOCK EXCHANGE AGREEMENT
                           QUINSTONE INDUSTRIES, INC.

         This Stock Exchange Agreement ("Agreement') is entered into this 9th day of September, 1996, by and among PROACTIVE TECHNOLOGIES, INC., a Delaware corporation (hereinafter referred to as "PTEK"), and JAMES H. DAHL and ROCK CREEK PARTNERS, LTD., a Florida Limited Partnership, (hereinafter collectively referred to as "Dahl Group").

         WHEREAS, Dahl Group is the owner of record and together beneficially own eighty two per cent (82%) of the issued and outstanding shares of the Voting Common Stock (the "Shares") of QuinStone Industries, Inc. (the "Company") and the Dahl Group's desire to exchange all of their issued and outstanding shares of the Company for voting stock of PTEK, and PTEK wishes to acquire all of the Dahl Groups' outstanding shares of the Company as follows:


     James H. Dahl                       41%              1,642 shares
     Rock Creek Partners, Ltd.           41%              1,642 shares

     TOTAL SHARES OF COMPANY             82%              3,284 shares


         WHEREAS, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                   ARTICLE I.
                             EXCHANGE OF THE SHARES

         1.1     Exchange.        Subject to the terms and conditions hereof,
at the Closing (as defined below), Dahl Group agrees to assign, transfer, convey and deliver to PTEK, and PTEK agrees to acquire from Dahl Group, 3,284 shares of QuinStone voting common stock in exchange for 750,000 shares of voting common stock of PTEK (the "Exchange Shares").

         1.2     Closing.         The exchange shall be consummated at the
Closing to take place at the office of the PTEK on or before September 9, 1996, unless otherwise mutually agreed upon by the parties.

         1.3     Exchange Shares.          The individual disbursement of
Exchange Shares shall be issued as follows:

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        James H. Dahl                     50%              375,000 PTEK shares
        Rock Creek Partners, Ltd.         50%              375,000 PTEK shares

                                          -------          -------
                 TOTAL                    100%             750,000


                                  ARTICLE II.
                         REPRESENTATIONS AND WARRANTIES

         2.1. Representations and Warranties of Dahl Group. Dahl Group represents and warrant to PTEK as follows:

         A.       Organization.    The Company is a corporation, duly
incorporated, validly existing in good standing under the laws of the State of Florida, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business.

         B. Authorized Capitalization. The authorized capitalization of the Company consists of Four Thousand One Hundred and Five (4,105)
Shares of $1.00 par value Common Stock, of which Three Thousand Nine Hundred and Seventy Three (3,973) shares have been issued and are outstanding. The Shares have been duly authorized, validly issued, are fully paid, are non assessable and have no liability attaching to the ownership thereof. To the best of Dahl Group's knowledge, the Company does not have any outstanding rights, call, options, which obligate it to issue any of its shares of Capital Stock, whether authorized or not. To the best of Dahl Group's knowledge, the Company is not bound by any agreement, contract, arrangement or understanding, whether oral or written, giving any person or entity the right to participate, share in, or in any way, obligating the Company to distribute any portion of its income, profits or assets.

         C. Company's Financial Statements. To the knowledge of the Dahl Group, the Company's statements, dated July 31, 1996, are complete, were prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods and fairly present the financial position of the Company as of July 31, 1996. Except as disclosed in the financial statements, the Company is not aware of any material liabilities for which the Company is liable or will become liable in the future, other than liabilities arising in the ordinary course. Dahl Group agrees to provide said financial to the PTEK or his agents prior to execution.


         D.       Taxes.   To the knowledge of the Dahl Group, the Company has
filed all taxes, state, federal, and local, as well as any other reports and returns which were


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required to be filed and there exists a substantial basis in law or fact for any positions taken in such reports. To the best of the knowledge of the Dahl Group, there are no back taxes, penalties or interest due at this time.

         E.      Books and Records.        To the knowledge of Dahl Group, the
Company's books and records are complete and correct and have been maintained according to good business practices and accurately reflect in all material respects reflects the business, financial condition and results of the operation of the Company as set forth in the Company's Financial Statements.

         F.       Insurance.       To the knowledge of the Dahl Group, the
Company has the following insurance associated with its policies of general liability, fire and extended coverage, worker's compensation, products liability, property and indemnity and performance bonds and has delivered copies of same to PTEK prior to execution, and is not in default with any provisions thereof, and said insurance is sufficient for compliance by Company
with all requirements of law and all agreements affecting Company.   These
coverages will remain in full force and effect through Closing of this transaction and will not be affected by, terminate or lapse by reason of the transactions contemplated in this Agreement.

         G.      Material Agreements.      To the knowledge of the Dahl Group,
all material agreements, employment agreements, contracts or other material arrangement with any officer, director or shareholder of the Company or any relative of such person, or any agreements which would have a material affect on the business, financial condition, results of operation, assets, liabilities, or prospects of the Company have been disclosed to PTEK prior to execution of this Agreement.

         H.       Permits.         To the knowledge of the Dahl Group, all
necessary permits, licenses, approvals, or other authorizations that are materially necessary for the conduct of its business will be shown to PTEK prior to execution, all of which are still in full force and effect and will continue to be owned by the Company after Closing.

         I.      Compliance.      To the knowledge of the Dahl Group, the
Company is not in violation of any federal, state or local law, ordinance or rule or regulation applicable to its business, nor has it received any actual or threatened complaint, notice or citation of violation from any governmental authority. Further, to the knowledge of the Dahl Group, the Company is in compliance with all applicable pollution control and environmental laws, rules and regulations in all material respects, and has no environmental licenses, permits or authorizations.

         J.      Litigation.      To the knowledge of the Dahl Group, there are
no actions, suits, claims, complaints, proceedings pending or threatened against the Company or the Dahl Group, or either of them, at law or in equity, except as disclosed in Exhibit "B"; and there


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are no facts which would provide a legitimate basis for any such action, suit or proceeding, which if decided against the Company or Dahl Group or either of them, would have a materially adverse effect on the Company. Further, to the knowledge of the Dahl Group, there are no outstanding orders, judgments or decrees of any person or governmental authority which specifically affect the Company or any of its assets.

         K.      Validity of existing contracts.   To the knowledge of the Dahl
Group, all material contracts, agreements, leases and licenses, which the Company is a party or by which any of its properties or assets are bound or affected, are valid and in full force and effect; and to the knowledge of the Dahl Group, no breach or default exists, or upon giving timely notice, would exist on the part of the Company or of any other party.

         L.      No material changes.      Since July 31, 1996, there have been
no actual or threatened developments of a nature that is materially adverse or materially adversely affects the business, financial condition of the business, its assets, liabilities or prospects, except as disclosed in Exhibit "C".

         M.      Fees.    All negotiations relating to this Transaction has
been conducted in such a manner so as not to give rise to any finder's fees, broker's commissions, or advisory fees as a result of Dahl Group's conduct.

         N.      Full Disclosure.          To the knowledge of the Dahl Group,
all statements of the Dahl Group contained in this Agreement and other documentation delivered on behalf of the Dahl Group to PTEK are true and correct in all material respects and do not omit any material fact necessary to make the statements contained therein not misleading in light of the circumstances under which they were made. There are no facts known to the Dahl Group, which could have a materially adverse affect on the business, financial condition, results of operation, assets, liabilities, or prospects of the Company, which have not been disclosed to PTEK in this Agreement or its exhibits, or which are not known by PTEK.

         O.      Title to the Shares.      At Closing, Dahl Group shall own of
record and beneficially the number of shares listed in Paragraph 1.3 of the Company, free and clear of all encumbrances, liens, pledges, claims, options, charges and assessments of any nature whatsoever, with full right and authority to transfer said shares to PTEK. No person has any preemptive rights or rights of first refusal with respect to any of the shares. There exists no voting agreement, voting trust, or outstanding proxy with respect to any of the shares, nor are there any outstanding rights options, warrants, or calls with respect to the Shares.

        2.2      Representations of the Warranties of PTEK.     PTEK represents
and warrants to Dahl Group as follows:

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         a.      Organization.    PTEK is a corporation, duly incorporated,
validly existing, and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business.

         b.      Authority.       PTEK has full power and authority to execute
and deliver this Agreement and to consummate and perform the transactions contemplated thereby. These agreements shall constitute legal and binding obligations on the PTEK, enforceable in accordance with their terms. No consent or approval must be obtained from any other person or entity. Further, to the best of PTEK's knowledge, the consummation and performance of the transactions contained herein do not conflict with, require the approval of, result in a breach or default hereunder, or give to another any interest or right of termination, cancellation or acceleration, in or with respect to, any material agreement to which PTEK is a party or by which PTEK or any of its material assets or properties are affected.

         c.      No Litigation.   There are no actions, suits, claims,
complaints, or proceedings pending or threatened against PTEK, at law or in equity, or before any governmental department ,except as disclosed in Exhibit "D"; and there are no facts which would provide a legitimate basis for any such action, suit, or proceeding, which, if determined adversely to the PTEK, which would have a material affect on the PTEK. There are no judgments, orders, or decrees outstanding which specifically apply to PTEK or any of the PTEK's assets.

         d.      Authorized Capitalization.        The authorized
capitalization of the PTEK consists of Sixty Million (60,000,000) Shares of $0.04 par value Common Stock, of which Thirteen Million One Hundred Ninety Five Thousand Four Hundred Twenty Three (13,195,423) shares have been issued and are outstanding. The Shares have been duly authorized, validly issued, are fully paid, are non assessable and have no liability attaching to the ownership thereof. To the best of PTEK's knowledge, PTEK does not have any outstanding rights, call, options, which obligate it to issue any of its shares of Capital Stock, whether authorized or not. To the best of PTEK's knowledge, PTEK is not bound by any agreement, contract, arrangement or understanding, whether oral or written, giving any person or entity the right to participate, share in, or in any way, obligating PTEK to distribute any portion of its income, profits or assets.

         e.      PTEK's Financial Statements.      To the knowledge of the
PTEK, its financial statements, consisting of the June 30, 1995 Form 10-KSB, the September 30, 1995 Form 10-QSB, the December 31, 1995 Form 10-QSB, and the March 31, 1996 Form 10-QSB, are all complete, were prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods and fairly present the financial position of the PTEK as of the date thereof. Except as disclosed in such financial statements, PTEK is not aware of any material liabilities for which PTEK is liable or will

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become liable in the future, other than liabilities arising in the ordinary course.

         f.      Taxes.   To the knowledge of the PTEK, PTEK has filed all
taxes, state, federal, and local, as well as any other reports and returns which were required to be filed and there exists a substantial basis in law or fact for any positions taken in such reports. To the best of the knowledge of the PTEK, there are no back taxes, penalties or interest due at this time.

         g.      Books and Records.        To the knowledge of PTEK, PTEK's
books and records are complete and correct and have been maintained according to good business practices and accurately reflect in all material respects reflects the business, financial condition and results of the operation of the PTEK as set forth in the PTEK's Financial Statements.

         h.      Insurance.       To the knowledge of the PTEK, PTEK has
insurance associated with its policies of general liability, fire and extended coverage, worker's compensation, products liability, property and indemnity and performance bonds and has delivered copies of same to Dahl Group prior to execution of this Agreement, and is not in default with any provisions thereof, and said insurance is sufficient for compliance by PTEK with all requirements
of law and all agreements affecting PTEK.   These coverages will remain in full
force and effect through Closing of this transaction and will not be affected by, terminate or lapse by reason of the transactions contemplated in this Agreement.

         i.      Material Agreements.      To the knowledge of the PTEK, all
material agreements, employment agreements, contracts or other material arrangement with any officer, director or shareholder of PTEK or any relative of such person, or any agreements which would have a material affect on the business, financial condition, results of operation, assets, liabilities, or prospects of the PTEK have been disclosed to Dahl Group prior to execution of this Agreement.

         j.      Permits.         To the knowledge of the PTEK, all necessary
permits, licenses, approvals, or other authorizations that are materially necessary for the conduct of its business will be shown to the Dahl Group prior to execution, all of which are still in full force and effect.

         k.      Compliance.      To the knowledge of the PTEK, PTEK is not in
violation of any federal, state or local law, ordinance or rule or regulation applicable to its business, nor has it received any actual or threatened complaint, notice or citation of violation from any governmental authority. Further, to the knowledge of the PTEK, PTEK is in compliance with all applicable pollution control and environmental laws, rules and regulations in all material respects, and has no environmental licenses, permits or authorizations.

         l.      Validity of existing contracts.   To the knowledge of the
PTEK, all material

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contracts, agreements, leases and licenses, which the PTEK is a party or by which any of its properties or assets are bound or affected, are valid and in full force and effect; and no breach or default exists, or upon giving timely notice, would exist on the part of the PTEK or of any other party.

         m.      No material changes.      Since March 31, 1996, there have
been no actual or threatened developments of a nature that is materially adverse or materially adversely affects the business, financial condition of the business, its assets, liabilities or prospects, except as disclosed in Exhibit "E".

         n.      Fees.    All negotiations relating to this Transaction has
been conducted in such a manner so as not to give rise to any finder's fees, broker's commissions, or advisory fees as a result of PTEK's conduct.

         o.      Full Disclosure.     To the knowledge of the PTEK, all
statements of the PTEK contained in this Agreement and other documentation delivered on behalf of the PTEK to Dahl Group are true and correct in all material respects and do not omit any material fact necessary to make the statements contained therein not misleading in light of the circumstances under which they were made. There are no facts known to the PTEK, which could have a materially adverse affect on the business, financial condition, results of operation, assets, liabilities, or prospects of the PTEK, which have not been disclosed to Dahl Group in this Agreement or its exhibits, or which are not known by Dahl Group.

         p.      Title to the Shares.      At Closing, PTEK shall transfer to
Dahl Group of record and beneficially the number of PTEK's Exchange Shares listed in Paragraph 1.3, free and clear of all encumbrances, liens, pledges, claims, options, charges and assessments of any nature whatsoever. No person has any preemptive rights or rights of first refusal with respect to any of the Exchange Shares. There exists no voting agreement, voting trust, or outstanding proxy with respect to any of the Exchange Shares, nor are there any outstanding rights options, warrants, or calls with respect to the Exchange Shares.


ARTICLE III. COVENANTS.

        3.1      Covenants of the Dahl Group.     The Dahl Group covenants and
agrees that it will use their best efforts, subject to their obligations to the Company, from the date hereof to the closing without the prior written consent of PTEK to cause the following to occur:

        a.      Ordinary Course of Business.      The Company will operate its
business only in the ordinary course, and will use its best efforts to preserve the Company's business, organization, goodwill and relationships with persons having business dealings with the


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Company.

         b.      Maintain Equipment and Properties.    The Company will
maintain all of its equipment and properties in good working order and repair, (reasonable wear and tear excepted) and will take all necessary steps to maintain in full force and effect its patents trademarks, trade names, goodwill and other intangible assets.

         c.      Compensation and Indebtedness.    The Company will not enter
or alter any employment agreement or increase any compensation to any officer or employee or enter into any collective bargaining agreements. Also, the Company will not make any loans or enter into any transaction, agreement, arrangement or understanding of any material nature with any of its officers, directors, or employees. Further, the Company will not create, incur, assume or otherwise guarantee any obligation for borrowed money, indebtedness, lease, except in the ordinary course of business consistent with past practices.

         d.      No Amendments.   The Company will not amend its corporate
charter, articles or bylaws without prior consent of PTEK, and Company will maintain its corporate existence, licenses, permits, powers, and rights in full force and effect.

         e.      No Disposition or Encumbrance.    Except in the ordinary
course of business consistent with past practice, the Company will not dispose of any asset of the Company, or satisfy any liability or obligation, except for previously scheduled repayment of debt. Further, the Company will not cancel or compromise any debt or encumbrance, grant any rights under concessions, licenses, agreements, patents, inventions, technology or process with respect to any know-how, or modify or terminate any existing license, lease or contract.

         f.      Insurance.    The Company will maintain in effect all current
insurance policies.

         g.      No dividends.    The Company will not declare, set aside or
pay any dividends or other distributions of any nature whatsoever.

         h.      No Breach and Due Compliance.     The Company will not do any
act or omit to do any act which would cause a breach of any of its material contracts. Further, the Company will comply with all laws, regulations and rules applicable to it and to the conduct of its business. The Company will also not amend, terminate, or waive any material right, whether or not in the ordinary course of business, without prior written consent of PTEK.

         i.      Notice of Change.         The Company will promptly advise
PTEK in writing of any material adverse change, or of the occurrence of an event which involves any substantial possibility of a material adverse, in its business, financial condition, results of operations,

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assets, liabilities, or prospects.

          j.     Corporate Disclosure.     The Dahl Group has provided PTEK
with copies of the Articles of Incorporation and all Amendments filed with the Secretary of State of Florida and with a copy of the Amended ByLaws of the Company. The ByLaws provide there shall be not less than three nor more than nine directors. The Corporate Minute Book reflects there are currently two (2) persons serving as directors of the Company. The Dahl Group agrees to elect three (3) directors of PTEK's choice to the Board by majority shareholder written consent immediately prior to the Closing pursuant to this Agreement.


         3.2      Covenants of the PTEK.   PTEK agrees that it will cause the
following to occur:

         a. Registration of Exchange Shares. Cause the Exchange Shares to be registered with the SEC, within one year from the date hereof in accordance with the Registration Rights Agreement. If PTEK fails to comply with the foregoing or fails to maintain such registration in effect until termination of the Registration Rights Agreement, PTEK shall, upon demand by Dahl Group issue and deliver 225,000 additional shares of PTEK voting common stock to Dahl Group, adjusted appropriately for stock dividends, stock splits, and other corporate transactions.

         c. Tax Free Reorganization. The parties agree that this transaction is intended to be a B reorganization under Section 368(a) (1) (B) of the Internal Revenue Code of 1986. While neither party is warranting such to the other with regard to this exchange, PTEK agrees not to acquire any additional shares of Company through any other means other than solely though the issuance of its voting stock so as not to cause the transaction described in this agreement to be disqualified as a B reorganization. If PTEK does wish to acquire additional shares of the Company through any other means other than the transfer of its voting shares, it may do so only with the express written consent of the Dahl Group, which consent will not be unreasonably withheld upon the delivery of (i) An opinion of counsel satisfactory to Dahl Group that such acquisition will not cause the transaction described herein to be disqualified as a B reorganization, and (ii.) an indemnification agreement whereby PTEK agrees to indemnify Dahl Group from any federal income taxes, penalties and interest therein and reasonable attorneys fees and costs contesting same, payable as a result of the acquisition by means other than solely by transfer of its voting stock, causing this transaction not to qualify as a B reorganization.

                                  ARTICLE IV.
                         CONDITIONS PRECEDENT TO CLOSE

The obligation of PTEK and Dahl Group to close the Transaction contemplated hereunder is subject to fulfillment by the Dahl Group and PTEK of each of the following conditions, which may be waived in whole or in part in writing:


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        4.1      Compliance with Representations, Warranties and Covenants. The representations and warranties of Dahl Group and of the PTEK shall have been true and correct when made and shall be true and correct as of the Closing Date with the same force and effect as if made at Closing. The Dahl Group and PTEK shall have performed all agreements, covenants and conditions required to be performed prior to Closing. The Company shall have complied with the statements in paragraph 3.1(a.) through 3.1(i.).

        4.2      No Adverse Change.       Subsequent to the date of this
Agreement and the Closing, there shall have been no event which has had a material adverse effect upon the business, financial condition, results of operation, assets, liabilities or prospects of the Company or the PTEK.

        4.3      No Legal Proceeding.     No suit, action, or other legal or
administrative proceeding before any court or other governmental agency shall be pending seeking to enjoin the consummation of this Transaction by any shareholder or director of the Company or of PTEK.

        4.4      Documents to be Delivered by the Dahl Group.       The Dahl
Group shall have delivered the following:

         A. Stock certificates representing the Shares listed in Paragraph 1.3, duly endorsed to PTEK and in blank or accompanied by duly executed stock powers

         B. A copy of the Articles of Incorporation and Bylaws of the Company, as amended to date, certified as correct by the Dahl Group,

         C.      Certificate of Good Standing from the State of Florida.

         D. Such other documents or certificates as shall be reasonably required by PTEK or its attorney to close or consummate the transaction.

        4.5      Documents to be delivered by PTEK.

         A. PTEK shall have delivered a certificate of good standing from the Secretary of State of the State of Delaware.

         B. Stock Certificates representing the Exchange Shares duly issued to the Dahl Group.

         C.      Registration Rights Agreement in the form of Exhibit "A".

         D. A copy of the Articles of Incorporation and Bylaws of the PTEK, as amended




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                 to date, certified as correct by the PTEK, and Resolution by the Board of Directors authorizing this transaction.

         E. Such other documents or certificates as shall be reasonably required by Dahl Group or its attorney to close or consummate the transaction.

                                   ARTICLE V.
                                 MISCELLANEOUS

        5.1      Modification.   PTEK and the Dahl Group may amend, modify, or
supplement this Agreement in any manner as they mutually agree only in writing.

        5.2      Termination and Abandonment.   This agreement may be
terminated and the exchange of the shares may be abandoned before this Closing:

         a.      By the mutual consent of the Dahl Group, and the PTEK.

         b. By PTEK, if the representations and warranties of the Dahl Group set forth shall not be accurate; or any of the conditions precedent set forth in Article IV shall not have been satisfied in all material respects; or

         c. By the Dahl Group, if the representations and warranties of PTEK set forth herein shall not be accurate, or any of the conditions precedent set forth in Article IV shall not have been satisfied in all materials respects.

         d. By any party not in default if the Closing shall not have occurred on or before August 31, 1996.

Termination shall be effective on the date of receipt of written notice specifying the reasons therefore.

        5.3      Assignability.   Dahl Group or PTEK may not assign this
Agreement without the express, prior, written consent of the other party.

        5.4 Binding Effect. This Agreement, together with all other documentation delivered as exhibits or part of this transaction constitute the entire agreement between the parties. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, assigns of the parties hereto.

        5.5 Applicable Law. This Agreement and Transaction is are made pursuant to and will be construed under, the laws of Florida.

        5.6      Notices.         All notices, requests, demands and other
communication hereunder


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shall be in writing and will be deemed to have been duly given when delivered or mailed, certified return receipt requested to:

         a.)     If to PTEK, to:

                                  Proactive Technologies, Inc.
                                  Mark A. Conner, President
                                  7118 Beech Ridge Trail
                                  Tallahassee, Florida 32312
                                  Telephone: (904) 668-8500
                                  Fax:   (904) 668-9100

                 With Copy to:

                                  Robert E. Maloney, Jr., Esquire
                                  8984 Eagle's Ridge Drive
                                  Tallahassee, Florida 32312
                                  Telephone: (904) 668-8500
                                  Fax (904) 668-9100


         b.)     If to Dahl Group, to:

                                  James H. Dahl
                                  1200 Gulf Life Drive, Suite 902
                                  Jacksonville, Florida 32207
                                  Telephone: (904) 393-9020
                                  Fax: (904) 393-9003

                 With Copy to:

                                  James L. Main, Esquire
                                  Kirschner, Main, Graham, Tanner & Demont, P.A. P.O. Box 1559
                                  Jacksonville, Florida 32201-1559
                                  Telephone: (904) 354-4141
                                  Fax: (904) 358-2199

Any change in addresses may be made provided written notice is given to the other parties.

        5.7      Headings.        The headings contained herein are for
reference only and do not affect in any way the meaning or interpretation of this agreement.

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        5.8      Severability.    If any one or more of the provisions of this
Agreement shall, for any reason, be construed to be invalid, illegal or unenforceable under applicable law, this Agreement shall be construed as if the invalid, illegal or unenforceable provision had never been contained therein. The remaining provisions of this Agreement shall be given effect to the maximum extent then permitted by law.

        5.9      Attorneys Fees and Expenses.      The prevailing party in any
legal proceeding based upon this Agreement shall be entitled to reasonable attorneys' fees and expenses and court costs.

        5.10     Integration.     This Agreement and all documents and
instruments     executed pursuant hereto merge and integrate all prior
agreements and representations respecting the transactions, whether written or oral, and constitute the sole agreement of the parties in connection therewith. This agreement has been negotiated by and submitted to the scrutiny of both PTEK and Dahl Group and shall be given a fair and reasonable interpretation in accordance with the words hereof, without consideration or weight to its having been drafted by either party.

        5.11     Expenses.    Each party shall pay all fees and expenses
incurred by it incident to this Agreement and in connection with the consummation of all transactions contemplated by this Agreement.

        5.12     Exhibits.    The following is a list of the Exhibits attached
to this Stock Purchase Agreement:

Exhibit          Section                           Identification

  A.                                       Registration Rights Agreement

  B.                                       Litigation of QuinStone

  C.                                       Material Changes in QuinStone since
                                           7/31/96

  D.                                       Litigation of Proactive Technologies,
                                           Inc.

  E.                                       Material Changes in Proactive
                                           Technologies since 3/31/96


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        IN WITNESS WHEREOF, the undersigned parties have duly executed this
Agreement on the date first written above.


                                           "PTEK"
- ----------------------------               PROACTIVE TECHNOLOGIES, INC.
Witness
                                           By:  /s/ Mark A. Conner
                                                ------------------------
- ----------------------------                    Mark A. Conner, President
Witness



                                           "DAHL GROUP"


- ----------------------------                    /s/ James A.Dahl
Witness                                    ----------------------------
                                                   James A. Dahl
- ----------------------------
Witness

- ----------------------------
Witness                                    -----------------------------
                                             Rock Creek Partners, Ltd.
/s/ Stephanie Koesy
- ----------------------------               By:
Witness                                       -------------------------
                                           Its General Partner


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